CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”, SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Exhibit 10.13

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is effective as of November 6, 2018 (the “Effective Date”), by and between Kayla Therapeutics S.A.S., a corporation organized under the laws of France, with a principal place of business at 77, avenue de Toulouse—31240 L’Union, France (“Kayla”), and Codiak Biosciences Inc., a corporation organized under the laws of Delaware with offices at 500 Technology Square, 9th Floor, Cambridge, MA 02139 (“Codiak”). Kayla and Codiak are each sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Kayla Controls (as defined below) Licensed IP (as defined below) related to certain modified cyclic dinucleotides and has the exclusive right to grant an exclusive license under said Licensed IP; and

WHEREAS, Codiak desires to obtain, and Kayla desires to grant, an exclusive license under the Licensed IP to Exploit (as defined below) Licensed Compounds (as defined below) and Licensed Products (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, Kayla and Codiak hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms and their correlatives will have the following meanings:

1.1 “Affiliate” means, with respect to a Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, provided that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests; or (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct the management and policies of such entity.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “BLA” means a Biologics License Application (as defined in 21 C.F.R. 600 et. seq.), or a substantially similar application or submission filed with a Regulatory Authority in a country or group of countries to obtain marketing approval to market a Licensed Product in that country or in that group of countries, and any amendments thereto.

1.4 “Breaching Party” has the meaning set forth in Section 11.3.

1.5 “cGMP” means current good manufacturing practices, including the regulations promulgated by the FDA under the FDCA, 21 C.F.R, Part 210 et seq., as amended from time to time, applicable guidance documents issued by the FDA, EC Directive 2003/94/EC and EMA guidance documents, applicable documents developed by the International Conference on Harmonization (ICH) to the extent that they are applicable to a Licensed Product, and the Parties hereunder, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials under applicable laws.

1.6 “Codiak” has the meaning set forth in the preamble.

1.7 “Codiak Indemnitees” has the meaning set forth in Section 8.2.

1.8 “Combination Product” means any Licensed Product sold or used in combination with one or more other active ingredient(s) which are not Licensed Products (whether co-formulated, co-packaged, or otherwise).

1.9 “Commercially Reasonable Efforts” means the level of efforts and resources normally used by a similarly situated company and its Affiliates in the pharmaceutical industry for its own product or drug, which is of a similar market potential and at a similar stage in its development or product life, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors.

1.10 “[***]” shall mean the compound described in Schedule A.

1.11 “Confidentiality Agreement” means that certain Codiak Biosciences Inc. Non-Disclosure Agreement entered into by and between the Parties as of February 26, 2018.

1.12 “Confidential Information” has the meaning set forth in Section 10.1.

1.13 “Control” or “Controlled” means, with respect to any materials, Technical Information, Regulatory Documentation, patents or patent applications or other intellectual property right, the possession (whether by ownership or, other than pursuant to this Agreement, license or sublicense or other grant of rights) by a Party or its Affiliate of the ability to use or practice such materials, Technical Information, Regulatory Documentation, patents or patent applications or other intellectual property right to grant to the other Party a license, sublicense or access as provided herein to such item as of the time such Party or its Affiliate would first be required hereunder to grant the other Party such access, license or sublicense, without violating the terms of any agreement or other arrangement with any Third Party or being obligated to pay any royalties or other consideration therefor unless to the extent the other Party accepts to bear such payment.

1.14 “Covers” (including variations such as “Covered” and the like), means, with reference to (a) a Licensed Product, and (b) a patent, that the composition of matter or the manufacture, having manufactured, use, commercialization (including sale or), importation or exportation of such Licensed Product, including the method of making or using such Licensed Product, is covered by a Valid Claim of such patent.

1.15 “Claimed STING Compound” means any Licensed Compound that is not a Disclosed STING Compound.

1.16 “Development Milestone Event” has the meaning set forth in Section 5.2(a)

1.17 “Development Milestone Payment” has the meaning set forth in 5.2(a)

1.18 “Development Plan” has the meaning set forth in Section 4.3.

1.19 “Disclosed STING Compound” means the Compounds described or identified on Exhibit A and in the form set forth in such Exhibit A.

1.20 “Disclosing Party” has the meaning set forth in Section 10.1.

1.21 “Distributor” means a Third Party to whom Codiak, a Codiak Affiliate or a Sublicensee has granted the right to distribute any Licensed Product under Section 3.2 (including the right to repackage and resell) but who is not granted a sublicense of the rights granted to Codiak pursuant to Section 3.1.

1.22 “Effective Date” means the meaning set forth in the preamble.

1.23 “Excluded Claim” has the meaning set forth in Section 12.3(i).

1.24 “Exosome” means a biological vesicle produced by any cell, including eukaryotic and prokaryotic cells, that is characterized by a lipid-rich membrane enclosing an inner volume. Such vesicles include viral-like particles and other vesicular particles produced by cells via, for example, but not limited to, export from the multivesicular body or through direct budding of the plasma membrane. For the avoidance of doubt, exosomes include vesicles that are naturally produced by cells or caused to be produced by those cells through direct or indirect synthetic manipulation.

1.25 “Exploit” means, with respect to a particular Licensed Compound or Licensed Product, to use, have used, manufacture, have manufactured, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported, including to research, develop, commercialize or otherwise exploit such Licensed Compound or Licensed Product.

1.26 “EMA” means the European Medicines Agency or any successor agency thereto performing substantially the same functions.

1.27 “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto performing substantially the same functions.

1.28 “Field” means all uses of the Licensed Patents or Licensed Know-How applicable to the research, development and manufacture of Licensed Products for any diagnostic, prophylactic, or therapeutic use.

1.29 “First Commercial Sale” means, with respect to any Licensed Product in any country or jurisdiction in the Territory, the first sale of such Licensed Product by Codiak or any of its Affiliates or Sublicensees to a Third Party for distribution, use or consumption in such country or jurisdiction after the Regulatory Approvals for the commercial sale of the Licensed Product have been obtained in such country or jurisdiction.

1.30 “FTE” means the equivalent of one (1) full-time person (i.e. one fully-dedicated or multiple partially dedicated employees aggregating to one full-time employee employed by Kayla or its Affiliates) based upon a total of one thousand nine hundred and fifty (1950) working hours per year (taking account of normal vacations, sick days and holidays at the Party they are employed not being considered working days) and performing manufacturing, quality assurance, regulatory or other scientific work directly related to Technology Transfer activities, but for the avoidance of doubt excluding managerial, financial, human resources, legal, marketing or business development and excluding overhead charges for support functions.

1.31 “FTE Rate” means, unless otherwise agreed between the Parties, a rate per FTE equal to [***] per one (1) FTE per annum. This FTE Rate includes employee salaries, benefits, vacation, sick days, holidays and travel, and facilities and equipment of such Party and ordinary laboratory consumables they may use.

1.32 “Generic Product” means, with respect to a Licensed Product in a particular country or jurisdiction, any product that is developed by a Third Party without any license or assistance from Codiak, its Affiliates and Sublicensees that (a) contains the same active pharmaceutical ingredient as the Licensed Product or a substantially similar equivalent of the active pharmaceutical ingredient that is contained in such Licensed Product in such country or jurisdiction and (b) is, as and to the extent required, approved by the applicable Regulatory Authority in such country or jurisdiction pursuant to an abbreviated approval process that relies, in whole or in part, on such Regulatory Authority’s previous grant of Regulatory Approval for the Licensed Product, or on the safety or efficacy data submitted in support of such Regulatory Approval.

1.33 “IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of a Licensed Product; or (b) any foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.34 “Kayla” has the meaning set forth in the preamble.

1.35 “Kayla Indemnitees” has the meaning set forth in Section 8.1.

1.36 “Kayla’s knowledge” means the actual knowledge of Kayla’s officers, without specific investigation.

1.37 “Licensed Compounds” means: any and all of the modified cyclic dinucleotides (“CDNs”) described, exemplified or claimed in the Licensed Patents, including any radioisomers, stereoisomer, racemates, tautomers, solvates, salt forms, bases, acid forms, anhydrides, hydrates, polymorphs, metabolites, and crystalline forms of such CDNs.

1.38 “Licensed IP” means all (a) Licensed Know-How, (b) Licensed Patents and (c) Licensed Methods.

1.39 “Licensed Know-How” means all Technical Information and Regulatory Documentation Controlled as of the Effective Date or thereafter during the Term by Kayla or any of its Affiliates that is necessary for the Exploitation of any Licensed Compounds in any Licensed Product in the Field in the Territory. The Licensed Know-How existing as of the Effective Date is listed on Exhibit B.

1.40 “Licensed Method” means any method that (a) uses Licensed Know-How, or (b) the use, practice or performance of which is covered by a Valid Claim of any Licensed Patent.

1.41 “Licensed Patents” means (a) [***] and [***]; (b) any and all provisionals, nonprovisionals, substitutions, continuations, continuations-in-part or divisionals or the patents or patent applications listed in subsection (a) or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a) or (ii) any patent or patent application from which the patents or patent applications in subsection (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a)-(b), (d) all foreign and other counterparts of any of the foregoing in (a)-(c), whether pending or issued, including any patent applications filed under the Patent Cooperation Treaty and (e) all other continuing applications, extensions or restorations by existing or future extension or restoration mechanisms, including patent term extension, supplementary protection certificates (or the equivalent), renewals, letters patent, reissues, reexaminations, extensions, confirmations, registrations and patents of addition, or any other existing or future extension or restoration mechanisms or patent term adjustments, on any of the foregoing in subsections (a)-(d).

1.42 “Licensed Product” means any product containing a Licensed Compound administered in, on or together with an Exosome. Licensed Product shall include all dosage forms, formulations, preparations and line extensions of any such product, including a Combination Product, except for calculation of Net Sales in Section 1.37.

1.43 “Losses” has the meaning set forth in Section 8.1.

1.44 “Management Committee” has the meaning set forth in Section 2.1.

1.45 “Manufacture” means, with respect to a Licensed Product or component thereof, those manufacturing-related activities that support the research, development, seeking and obtaining of Regulatory Approvals, and commercialization of such Licensed Product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC activities, and including, in the case of commercial supply of such Licensed Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Licensed Product.

1.46 “Material Breach” has the meaning set forth in Section 11.3.

1.47 “NDA” means a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA, filed with the FDA required for marketing approval for the applicable Licensed Product in the U.S, and any equivalent application submitted in any country in the Territory.

1.48 “Net Sales” [***]

1.49 “Non-Breaching Party” has the meaning set forth in Section 11.3.

1.50 “Partnering Transaction” means a license, collaboration agreement, strategic partnering agreement or a similar agreement between Codiak and a Third Party pursuant to which Codiak grants such Third Party the right to participate (on other than a fee-for-service basis or otherwise on a basis that is for the benefit of Codiak) in the development and commercialization of a Licensed Product.

1.51 “Party” or “Parties” has the meaning set forth in the preamble.

1.52 “Patent Committee” has the meaning set forth in Section 2.3.

1.53 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.54 “Phase 1/2 Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a determination of safety and tolerability in the target patient population, which is prospectively designed to include efficacy related secondary endpoints to generate sufficient data that may permit commencement of a Pivotal Trial, or a similar clinical trial prescribed by EMA, from time to time, pursuant to applicable law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b) or its foreign equivalent.

1.55 “Phase 3 Trial” means a human clinical trial of a Licensed Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent. For clarity, a trial called a phase 2/3 trial shall not be considered a Phase 3 Trial (and shall instead be a phase 2 trial) unless it satisfies or will satisfy the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent.

1.56 “Pivotal Trial” means, with respect to a Licensed Product, a human clinical trial that is expected to be the basis for Regulatory Approval of such product based on discussions with the relevant Regulatory Authority.

1.57 “PMDA” means the Pharmaceuticals and Medicines Devices Agency in Japan and any successor agency thereto performing substantially the same functions.

1.58 “Prosecution and Maintenance” means, with respect to a Licensed Patent, the preparation, filing, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings) and maintenance (including payment of any patent annuity fees) of such Licensed Patent, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments, patent term extensions, supplementary protection certificates, or their equivalents with respect to such Licensed Patent, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Licensed Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” excludes any enforcement action with respect to a Licensed Patent.

1.59 “Receiving Party” has the meaning set forth in 10.1.

1.60 “Regulatory Approval” means with respect to a country or region in the Territory, any and all NDAs, BLAs and/or other approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary in order to import, distribute, market and sell a biopharmaceutical product in such country or region (which excludes any required pricing or pricing reimbursement approvals).

1.61 “Regulatory Authority” means the FDA and any other analogous government regulatory authority or agency involved in granting approvals for or regulating or otherwise exercising authority with respect to the manufacture, development and/or commercialization of pharmaceutical products in the Territory.

1.62 “Regulatory Documentation” means all (a) applications (including all INDs), registrations, licenses, authorizations and Regulatory Approvals; (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all documents cited therein, including as applicable, all adverse event files and complaint files; and (c) clinical, chemistry, manufacturing and controls and other data contained or relied upon in any of the foregoing; in each case ((a), (b) and (c)) relating to a Licensed Compound or a Licensed Product

1.63 “Royalties” has the meaning set forth in Section 5.4(a).

1.64 “Royalty Term” has the meaning set forth in Section 5.4(c).

1.65 “Sublicensee” means any non-Affiliate sublicensee of the rights granted by Codiak pursuant to Section 3.1. For avoidance of doubt, Sublicensees shall not include Distributors.

1.66 “Sublicensee Payments” means any and all consideration of any kind received by Codiak from a Sublicensee pursuant to a sublicense, including without limitation any option fee, upfront and milestone payments related to the development of a Licensed Product, but excluding any payments (i) based on net sales of the Licensed Product such as sales milestone payments and royalty payments, (ii) for research or development related to a Licensed Product to the extent that such payments correspond to the actual costs incurred by Codiak after the execution of the sublicense, without mark up (to the extent such payments exceed such actual costs, the excess shall be included in Sublicensee Payments) and (iii) for equity to the extent not in excess of the then-current fair market value for such equity (to the extent payment for such equity exceed such fair market value, the excess shall be included in Sublicensee Payments).

1.67 “Technical Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, discoveries and claims, including synthesis, preparation, recovery and purification processes and techniques, control methods and assays, inventions, developments, specification, formulations, formulae, materials (including biological or chemical) or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.68 “Technology Transfer” has the meaning set forth in Section 4.5.

1.69 “Technology Transfer Committee” has the meaning set forth in Section 2.2.

1.70 “Term” has the meaning set forth in Section 11.1.

1.71 “Territory” means worldwide.

1.72 “Third Party” means any Person other than a Party or their respective Affiliates.

1.73 “Third Party Claims” has the meaning set forth in Section 8.1.

1.74 “Valid Claim” means (a) a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application that has been pending less than [***] years from the earliest patent application from which such patent application claims priority, which claim has shown evidence of reasonably consistent activity to advance to issuance of a patent and has not been cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2

GOVERNANCE

2.1 Management Committee. Promptly after the Effective Date, the Parties shall form a management committee (the “Management Committee”) to oversee the research, development and commercialization of the Licensed Products.

(a) Responsibilities. The role of the Management Committee is to:

(i) Act as liaison between the Parties to ensure open and regular communication channels, and more particularly to ensure the Parties are informed of, and discuss, the ongoing progress of Codiak’s activities to research, develop, and commercialize Licensed Products; and

(ii) Perform such other activities of mutual interest of the Parties as the Parties agree in writing.

(b) Term. The Management Committee will cease to exist upon the expiration of the Term, unless otherwise agreed in writing by the Parties.

2.2 Technology Transfer Committee. Promptly after the Effective Date, the Parties shall form a technology transfer committee (“Technology Transfer Committee”) to oversee matters relating to the Technology Transfer.

(a) Responsibilities. The role of the Technology Transfer Committee is to:

(i) provide a forum for discussing and coordinating the Technology Transfer;

(ii) draft and revise a fully detailed written plan for Technology Transfer within thirty (30) days after the Effective Date, including a schedule, criteria for deciding when Technology Transfer is deemed complete, and budget for reimbursement for personnel as well as any internal or external expenses incurred in accordance with activities under such plan;

(iii) determine the resources and the number and identity of appropriate personnel to assist and advise in connection with Technology Transfer; and

(iv) perform such other functions regarding the Technology Transfer as are specifically assigned to the Technology Transfer Committee to this Agreement.

(b) Duration of the Technology Transfer Committee, The Technology Transfer Committee will cease to exist upon completion of Technology Transfer, unless otherwise agreed in writing by the Parties.

2.3 Patent Committee. Promptly after the Effective Date, the Parties shall form a patent committee (“Patent Committee”) to oversee matters relating to the Licensed Patents.

(a) Responsibilities. The role of the Patent Committee is to:

(i) provide a forum for discussing, and coordinate on, the Prosecution and Maintenance of the Licensed Patents, as set forth in Section 6.2;

(ii) keep the Management Committee informed of all material matters regarding the Prosecution and Maintenance, enforcement and defense of the Licensed Patents; and

(iii) perform such other functions regarding the Licensed Patents as are specifically assigned to the Patent Committee to this Agreement.

(b) Duration of the Patent Committee. The Patent Committee will cease to exist upon the expiration of the last Valid Claim included in any Licensed Patent, unless otherwise agreed in writing by the Parties.

2.4 Committee Membership. The Management Committee, the Technology Transfer Committee and the Patent Committee (together the “Committees”) shall to the extent possible be composed of an equal number of representatives, provided that each Party will have one vote at the Committee, irrespective of its number of representatives at such Committee.

2.5 Committee Meetings.

(a) The Committee shall meet from time to time within three (3) weeks after the date of a written request by either Party in accordance with the periodicity below, or more or less frequently as the circumstances require.

(i) The Management Committee shall meet twice per calendar year during the development of the Licensed Products, and once per calendar year after the First Commercial Sale of a Licensed Product.

(ii) The Technology Transfer Committee shall meet at least one (1) time per calendar quarter for the first twelve months following the Effective Date.

(iii) The Patent Committee shall meet at least one (1) time per calendar year.

(b) The Committees may meet in person or by teleconference or videoconference and to the extent possible, on the same day.

(c) The Party requesting a meeting will send a draft agenda, which may be completed by the other Party within a week of receiving the draft.

(d) The Parties will alternate to circulate draft minutes of each meeting within thirty (30) days after the meeting date. Once finalized and agreed, such minutes shall be signed by the representatives of each Party.

2.6 Decision Making Authorities. No Committee will have decision-making authority. It will serve only as a forum for the Parties to discuss, collaborate, and facilitate the purpose of the Agreement.

ARTICLE 3

GRANT OF RIGHTS; EXCLUSIVITY

3.1 License Grant.

(a) Kayla hereby grants as of the Effective Date to Codiak and its Affiliates for the Term a co-exclusive, with Kayla (but Kayla’s retained rights are subject to the restrictions set forth in Section 3.3 below), royalty-bearing, license, with the right to sublicense through multiple tiers (subject to Section 3.2), under the Licensed IP, to Exploit the Licensed Products in the Field in the Territory

(b) Kayla acknowledges and agrees that, during the Term, it shall not, nor shall it allow any Affiliate to, directly or indirectly, grant any licenses or other rights inconsistent with this Section 3.3.

3.2 Sublicenses: Distributors.

(a) Sublicensees.

(i) Codiak shall have the right to grant sublicenses of the rights and licenses granted to Codiak hereunder to Sublicensees through multiple tiers, provided that Codiak shall inform Kayla, in writing, that Codiak is in the process of negotiating a sublicense agreement or option to sublicense the rights and licenses granted to Codiak hereunder with any Third Party.

(ii) Codiak shall incorporate terms and conditions into its sublicense agreements consistent with this Agreement and sufficient to enable Codiak to comply with this Agreement. Codiak shall provide Kayla with a copy of any sublicense or option to sublicense of the rights and licenses granted to Codiak hereunder within [***] days after its execution.

(b) Distributors. Codiak, its Affiliates and Sublicensees shall have the right to appoint Third Parties distributors to import, offer for sale and sell Licensed Products and, provided that such Third Parties are not granted any additional rights to Exploit the Licensed Products and purchase from Codiak and its Affiliates or Sublicenses and resell the Licensed Products at a price determined by such Third Parties distributors, then such Third Parties shall be Distributors for purposes of this Agreement and not Sublicensees,

3.3 Exclusivity.

(a) For the period commencing on the Effective Date and continuing until the sixth (6th) anniversary of the Effective Date, Kayla and its Affiliates, shall not, itself or themselves, together or through, with or on behalf of, any Third Party (including any sublicensee of Kayla or any of its Affiliates) research, develop, manufacture or commercialize anywhere in the Territory any product containing an Exosome and a small molecule STING agonist. Subject to and without limiting the restriction set forth in Section 3.3(a), upon and following the sixth (6th) anniversary of the Effective Date, Kayla and its Affiliates, may itself or themselves, together or through, with or on behalf of, any Third Party (including any sublicensee of Kayla or any of its Affiliates) research, develop, manufacture or commercialize anywhere in the Territory a product containing a small molecule STING agonist (but not including a small molecule STING Agonist that is a Disclosed STING Compound) and an Exosome.

(b) During the Term, Kayla and its Affiliates, shall not, itself or themselves, together or through, with or on behalf of, any Third Party (including any sublicensee of Kayla or any of its Affiliates) grant a license under the Licensed Patents allowing a Third Party to, clinically develop, manufacture or commercialize anywhere in the Territory a product containing a Disclosed STING Compound for veterinary or therapeutics purpose. Notwithstanding the foregoing limitation in this Section 3.3(b), but subject to and without limiting the restrictions set forth in Section 3.3(a), Kayla and its Affiliates, may itself or themselves, together or through, with or on behalf of, any Third Party (including any sublicensee of Kayla or any of its Affiliates) under the Licensed Patents, research, develop, manufacture or commercialize anywhere in the Territory a product containing a Claimed STING Compound, which includes any product containing a Claimed STING Compound that releases a Disclosed STING Compound after administration to a subject.

(c) Notwithstanding the provisions of Section 3.3 (b), Kayla and its Affiliates may manufacture and sell non-GMP Licensed Compounds, subject to a restriction that such compounds shall be used for research uses only, and the use of such non-GMP Licensed Compounds by Third Party customers of Kayla or its Affiliates shall not constitute a violation of this Section 3.3; provided that Kayla and its Affiliates shall cease supplying any Third Party customers if and when Kayla learns that such Third Party customer, itself or with or through a Third Party, is using a Disclosed STING Compound in ways or for purposes that would constitute a breach of this Agreement by Kayla if Kayla were to make such use of such compounds.

(d) Until [***] (the “Non Compete Period”), Codiak agrees that it will not, and will cause their Affiliates not to, directly or indirectly through a Sublicensee: (a) research, develop, manufacture, have manufactured, sell, offer for sale, import or otherwise commercialize any product containing an Exosome with a STING agonist for use in the Field other than the Licensed Product developed pursuant to this Agreement (“Competing Product”); (b) grant a license or a covenant not to assert to any Third Party to do any activity prohibited by subsection (a) or (c) transfer Licensed IP to any Third Party to enable, or that Codiak knows would have the effect of enabling, such Third Party to do any activity prohibited by subsection (a). After expiry of the Non Compete Period, if Codiak or its Affiliates directly or indirectly through a Sublicensee research, develop, manufacture, have manufactured, sell, offer for sale, import or otherwise commercialize a Competing Product, then:

(i) Codiak shall use, or shall cause one or more of its Affiliates or Sublicensees to use, efforts consistent with the efforts Codiak (or one or more of its Affiliates or Sublicensees) would have used absent such Change in Control or Partnering Transaction, as applicable, in order to comply with Codiak’s diligence obligations set forth in Section 4.3 and shall not take into account the market potential, stage of development, or profitability of such Competing Product or Codiak’s or its Affiliate’s interest in or rights to such Competing Product in determining such efforts to use; and

(ii) Kayla shall be released from its restrictions of Section 3.3.

Notwithstanding the above, if during the Non Compete Period, a Change in Control occurs with respect to Codiak or its Affiliate with a Third Party,, and such Third Party (or any of such Third Party’s Affiliates or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates), has as of the Change in Control, or later has, researched, developed, commercialized or otherwise exploited a Competing Product (or has rights to or demonstrable plans to research, develop, commercialize or otherwise exploit a Competing Product) then:

(i) such Third Party, or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, as applicable, will be permitted to pursue and continue to research, develop, commercialize and otherwise exploit the Competing Product;

(ii) Codiak shall use, or shall cause one or more of its Affiliates or Sublicensees to use, efforts consistent with the efforts Codiak (or one or more of its Affiliates or Sublicensees) would have used absent such Change in Control or Partnering Transaction, as applicable, in order to comply with Codiak’s diligence obligations set forth in Section 4.3 and shall not take into account the market potential, stage of development, or profitability of such Competing Product or Codiak’s or its Affiliate’s interest in or rights to such Competing Product in determining such efforts to use;

(iii) Kayla shall be released from the restrictions of Section 3.3; and

(iv) Codiak and the Third Party will establish firewalls between the activities relating to the Licensed Product and the Competing Product.

(e) The parties will negotiate in good faith under reasonable terms, without any obligation, addition of new molecules based on chemical modification of [***] to Exhibit A compounds that would allow Codiak to exploit such new molecules for use in exosome therapeutics.

ARTICLE 4

DEVELOPMENT, REGULATORY, AND COMMERCIALIZATION

4.1 General. Codiak shall be solely responsible for developing, preparing any and all regulatory filings, obtaining Regulatory Approval of, and commercializing Licensed Products in the Field and in the Territory, in its sole discretion. Codiak shall be solely responsible for all communications with regulatory authorities related to the Regulatory Documentation for any Licensed Product in the Field and in the Territory. Kayla shall cooperate with, and provide reasonable assistance to Codiak, in the preparation and submission of any portions of any regulatory filings that rely upon or contain information or data in the Licensed IP generated by or on behalf of Kayla.

4.2 Safety Information. If at any time during the Term, each Party becomes aware of any information concerning any safety issues, adverse experiences, or any product complaints associated with adverse experiences related to any Licensed Compound or Licensed Product, such Party shall promptly provide such information to the other Party.

4.3 Diligence. Codiak shall use Commercially Reasonable Efforts, or shall cause one or more of its Affiliates and Sublicensees to use Commercially Reasonable Efforts, to develop, commercially launch and market the Licensed Products in the Field in the Territory. The initial development plan is attached hereto as Exhibit D (attached hereto) (“Development Plan”) and Codiak shall use Commercially Reasonable Efforts to meet the timelines set forth therein. Without limiting the foregoing, and subject to the occurrence of events that are beyond Codiak’s reasonable control, Codiak shall use Commercially Reasonable Efforts to apply for and obtain an IND on or before June 30, 2020 and to initiate the cohort extension of a Phase 1/2 as soon as reasonably practicable after such IND is effective.

4.4 Reporting. On or before September 30th of each year during the Term, Codiak will furnish to Kayla a written report, describing in reasonable detail, Codiak’s activities to research, development and commercialize Licensed Products and any amendments to the Development Plan since the date of the last such report. Without limiting the foregoing, Codiak shall afford Kayla a reasonable opportunity to discuss such reports and such activities, and shall provide Kayla with such additional information regarding such activities as Kayla may reasonably request.

4.5 Technology Transfer. Kayla and Codiak shall cooperate to arrange for and complete an orderly transfer from Kayla to Codiak, or to make such other mutually acceptable arrangements as are reasonably necessary, to provide Codiak with access to the Licensed Know-How (the “Technology Transfer”). Without limiting the generality of the foregoing, the Parties have agreed that Kayla will perform the following Technology Transfer activities:

(a) Initial Data Transfer. Within [***] days of Codiak’s reasonable request, Kayla shall promptly deliver or otherwise provide Codiak with copies of certain documentation, data and information that constitute Licensed Know-How (preferably in digital or other electronic format where possible, but which may also include hard-copy documentation) and are identified in Exhibit B (attached hereto).

(b) Transfer of Licensed Compound. Within [***] days after the Effective Date, Kayla shall deliver to Codiak the quantities of [***] which are set forth in Exhibit C (attached hereto) and within [***] days [***] mg of additional compound 656 as set forth in Exhibit C. All such materials are being provided “as is” and without any representation or warranties of any kind.

(c) Transfer of Manufacturing Technical Information. According to a schedule and plan to be determined Technology Transfer Committee, Kayla shall provide (i) a copy of all existing Technical Information Controlled by Kayla relating to the Manufacture of the Licensed Product, including existing documentation constituting material support, performance advice, shop practice, specifications as to materials to be used, control methods, standard operating procedures, descriptions of the Manufacturing process and related Technical Information, development reports, analytical methods and other existing testing know-how including method validation reasonably required to perform release testing or other testing as may be required by any applicable Regulatory Authority (to the extent required by such Regulatory Authority for work completed up to the time of termination), batch records, and any other information, in each case that is necessary or reasonably useful to Manufacturing such Licensed Product, in each case, as and to the extent such information and materials have been developed by or for Kayla as of the Effective Date and (ii) personnel to assist and advise in connection with the foregoing.

ARTICLE 5

FINANCIAL TERMS

5.1 Upfront Payment. Within [***] days after the Effective Date, in partial consideration of the licenses and rights granted to Codiak hereunder, Codiak shall pay to Kayla a non-refundable, non-creditable upfront payment of Ten Million Dollars ($10,000,000), consisting of:

(a) Six Million Five Hundred Thousand Dollars ($6,500,000) in cash; and

(b) Three Million Five Hundred Thousand Dollars ($3,500,000) in shares of Codiak Common Stock (“Common Stock”), par value $0.001 per share. The dollar value of such Common Stock grant has been determined by using the then most recent price per share of equity sold by Codiak in a Qualified Financing on an as-converted Common Stock basis. “Qualified Financing” shall mean a bona fide sale by Codiak of its equity securities which raises at least $10,000,000 in gross proceeds. For purposes of the first issuance of Common Stock, the price per share is $3.7876 per share resulting in an issuance of 924,068 shares of Common Stock.

5.2 Development Milestones.

(a) In partial consideration of the licenses and rights granted to Codiak hereunder, Codiak shall make the following non-refundable [***] milestone payments to Kayla (each, a “Development Milestone Payment”), following the first achievement by Codiak or its Affiliates of the milestone events described below in Table 5.2(a) with respect to a Licensed Product (each, a “Development Milestone Event”), subject to reduction as provided in Section 5.3, with the price per share of each Common Stock grant determined as described in Section 5.2 (c):

Table 5.2(a) - Cash and Common Stock Development Milestones
Development Milestone Event	Milestone Payments
[***]	[***]
[***], then this milestone event shall be deemed not to have occurred until such determination has been made	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) For clarity, each Development Milestone Payment in Table 5.2(a) shall be due and payable [***] upon its first achievement with a Licensed Product regardless of the number of Licensed Products to achieve such Development Milestone Event, such that the maximum total amount payable under this Section shall not exceed One Hundred Million Dollars ($100,000,000). Codiak shall deliver written notice to Kayla of the achievement of the Development Milestone Events together with the payment of the associated Development Milestone Payment within [***] days of (i) the achievement of the applicable Development Milestone Event, if Codiak achieves such Development Milestone Event and (ii) the date Codiak receives notice of any such achievement by a Sublicensee.

(c) The dollar value of each Common Stock grant in Table 5.2 (a) above shall be determined by using the then most recent price per share of equity sold by Codiak in a Qualified Financing on an as-converted Common Stock basis. “Qualified Financing” shall mean a bona fide sale by Codiak of its equity securities which raises at least [***] in gross proceeds.

Notwithstanding the foregoing, if Codiak is a publicly traded company, the average closing price per share of Codiak’s Common Stock for the [***] day period prior to the milestone announcement shall be used in calculating the number of shares of Common Stock to be issued. In the event of a Change of Control, Codiak shall pay cash in lieu of Common Stock upon meeting a subsequent milestone. A “Change in Control” shall mean: (i) (A) any consolidation or merger of Codiak with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of Codiak immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which Codiak is a party in which in excess of fifty percent (50%) of Codiak’s voting power is transferred (an “Acquisition”); provided, that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Codiak unless any shareholder of Codiak sell its stock in any such financing transactions.

(d) If Codiak has not sufficient authorization to issue the shares granted pursuant to section 5.1 (b) when due, the corresponding payment shall be paid in cash.

5.3 Sublicensee Payments. In partial consideration of the licenses and rights granted to Codiak hereunder, Codiak shall pay to Kayla the following percentage of Sublicensee Payments Codiak receives in connection with each sublicense of the Licensed IP to a Sublicensee:

(a) If such sublicense is entered into [***]; or

(b) If such sublicense is entered into [***]; or

(c) If such sublicense is entered into [***].

For purposes of the above, a sublicense includes the grant of an option to sublicense. If a Sublicensee achieves a given Development Milestone Event specified in Section 5.2 before such event is achieved by Codiak or an Affiliate, then, in lieu of Codiak paying Kayla the applicable Milestone Payment specified in Section 5.2 upon its subsequent achievement by Codiak or an Affiliate, Codiak will pay Kayla [***] (i) [***] and (ii) an amount [***], determined in accordance with this Section 5.3, of the amount, if any, paid by such Sublicensee to Codiak in connection with the achievement of such Development Milestone Event, all as further described in Exhibit 5.3.

5.4 Royalties.

(a) Running Royalties. In partial consideration of the licenses and rights granted to Codiak hereunder, during the Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis, Codiak shall pay royalty payments to Kayla based on Territory-wide annual Net Sales of each Licensed Product, regardless of whether such Net Sales are achieved by Codiak, its Affiliates or a Sublicensee in a given calendar year at the royalty rates set forth in Table 5.4(a) below (“Royalties”):

Table 5.4(a) - Royalty Rates for Net Sales of Licensed Product
Annual Net Sales of a Licensed Product in the Territory each Calendar Year	Royalty Rate (as a percentage of Net Sales)
Annual Net Sales of a Licensed Product up to and including [***]	[***]
Annual Net Sales of a Licensed Product above [***] up to and including [***]	[***]
Annual Net Sales of a Licensed Product above [***]	[***]

(b) No Multiple Royalties. If the manufacture, use or sale of any Licensed Product is claimed or covered by more than one of the Licensed Patents, multiple royalties shall not be due.

(c) Duration of Royalty Obligations. The royalty obligations set forth in Section 5.2(a) shall commence on the First Commercial Sale for each Licensed Product and shall continue on a country-by-country basis as to each Licensed Product until the later of (i) loss, expiration or termination of the last to expire Valid Claim within the Licensed Patents that Covers such Licensed Product in such country, (ii) the loss or expiration of any period of marketing exclusivity for such Licensed Product in such country, and (iii) ten (10) years from the date of the First Commercial Sale of such Licensed Product in such country (such period, the “Royalty Term” for such Licensed Product in such country).

(d) Royalty Step-Down: Generic Competition.

(i) Notwithstanding Section 5.4(c), on a Licensed Product-by-Licensed Product basis in USA, the royalty rate set forth in Section 5.4(a) for Net Sales of such Licensed Product in USA shall be reduced by [***] if at the time of sale (a) no issued Valid Claim of any Licensed Patents that Covers such Licensed Product exists in USA and (b) all periods of marketing exclusivity for such Licensed Product in USA have been lost or have expired.

(ii) Notwithstanding Section 5.4(c), on a Licensed Product-by-Licensed Product and country-by-country basis (other than the United States), the royalty rate set forth in Section 5.4(a) for Net Sales of such Licensed Product shall be reduced by [***] if at the time of sale (a) no issued Valid Claim of any Licensed Patents that Covers such Licensed Product exists in such country and (b) all periods of marketing exclusivity for such Licensed Product in such country have been lost or have expired.

(iii) Notwithstanding Section 5.4(c), on a Licensed Product-by-Licensed Product and country-by-country basis, the royalty rate set forth in Section 5.4(a) for Net Sales of such Licensed Product in such country shall be reduced, in lieu of subclause (i) as applicable, (A) by [***] upon the First Commercial Sale in such country of a Generic Product and (B) by [***] in such country if the unit sales of all Generic Products in such country exceed [***] of the sum of unit sales of Licensed Products plus unit sales of all Generic Products in such country. Unless otherwise agreed by the Parties, the unit sales of each such Generic Product sold during a calendar quarter shall be as reported by IQVIA or any successor to IQVIA or any other independent sales auditing firm reasonably agreed upon by the Parties.

(e) Third Party IP. Kayla shall remain responsible for the payment of milestones, royalties and other payment obligations under all agreements entered into by Kayla or its Affiliates. In the event that Codiak determines, after good faith discussion with Kayla that it is necessary to acquire rights under a Third Party’s patents in order for Codiak to Exploit [***] under this Agreement, Codiak shall have the right to negotiate and acquire such rights, through a license or otherwise, and to deduct from the royalty payments due to Kayla under this Agreement [***] of the royalty and sales milestone payments made by Codiak to such Third Party; provided, however that such reduction shall not reduce the royalty rates otherwise applicable to the Net Sales of such Licensed Product pursuant to Section 4.1(a) by more than [***] for any calendar quarter; and provided, further, that if any of such amounts cannot be offset against royalties due with respect to such Licensed Product for any given calendar quarter due to the preceding proviso, such unused amount may be carried forward and offset against royalties due with respect to such Licensed Product in future calendar quarter.

(f) Royalty Reports. Within sixty (60) calendar days following the end of each calendar quarter, following the First Commercial Sale of a Licensed Product, Codiak shall furnish to Kayla a written report for the calendar quarter showing the Net Sales of Licensed Product sold by Codiak, its Affiliates and Sublicensees in the Territory during such calendar quarter and the royalties payable under this Agreement for such calendar quarter. Such written report shall include the gross sales of Licensed Product on a country-by-country basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable calendar quarter and the calculation of the amount of royalty payment due on such Net Sales. Simultaneously with the submission of the written report, Codiak shall pay to Kayla the royalty due for such calendar quarter calculated in accordance with this Agreement.

(g) Method of Payment. All payments under this Agreement should be made payable to Kayla by wire transfer in immediately available funds on the bank account notified from time to time by Kayla pursuant to Section 13.1.

(h) Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

(i) Taxes. Notwithstanding such efforts, if Codiak concludes that tax withholdings under the Laws of any country are required with respect to payments to Kayla, Codiak shall first notify Kayla and provide Kayla with twenty (20) days to determine whether there are actions Kayla can undertake to avoid such withholding. During this notice period, Codiak shall refrain from making such payment until Kayla instructs Codiak that (a) Kayla intends to take actions (satisfactory to both Parties) that shall obviate the need for such withholding, in which case Codiak shall make such payment only after it is instructed to do so by Kayla, or (b) Codiak should make such payment and withhold the required amount and pay it to the appropriate taxing authority. Codiak shall promptly provide Kayla with copies of receipts or other evidence reasonably required and sufficient to allow Kayla to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits, the Parties shall cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law, in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment, and the Parties shall cooperate to minimize such taxes in accordance with applicable laws, including using reasonable efforts to access the benefits of any applicable treaties.

5.5 FTEs. Codiak shall reimburse Kayla for (a) the Technology Transfer activities actually performed by FTEs at the FTE Rate in accordance with the plan and schedule established by the Technology Transfer Committee, and (b) all out-of-pocket expenses (without mark-up) with respect to such activities. Such amounts referenced in the preceding sentence shall be evidenced by Kayla’s or its Affiliates’ complete and accurate written records. Within [***] days of the end of each quarter in which such Technology Transfer activities occur, Kayla shall (i) provide a report summarizing in reasonable detail all activities performed by FTEs, and all reimbursable out-of-pocket expenses incurred by Kayla, in the preceding quarter, (ii) provide supporting receipts or other documentation for such reimbursable out-of-pocket expenses, and (iii) issue an invoice to Codiak for the applicable amounts due for FTEs during the previous Quarter. Within [***] days following receipt of the invoice, Codiak shall pay the amounts due for such FTEs during the previous quarter.

5.6 Codiak Records. Codiak shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records relating to amounts payable to Kayla in relation to this Agreement. The relevant entity shall retain such records for at least [***] years following the end of the calendar year to which they pertain. No more than once per calendar year, a certified, independent public accountant selected by Kayla and reasonably acceptable to Codiak shall have the right, at Kayla’s expense, to inspect such records during normal business hours to verify the accuracy of any payments made under this Agreement by Codiak. As a condition to the conduct of such an audit, if Codiak so requests, such certified, independent public accountant shall enter into a confidentiality agreement with Codiak having non-use and non-disclosure obligations that are no less stringent than those contained in this Agreement. In no event shall any period be subject to audit more than one time under this Section 5.6. In the event that any audit performed under this Section 5.5 reveals an underpayment in excess of [***] [***], Codiak shall bear the full out-of-pocket cost of such audit. If such an audit reveals an underpayment or overpayment, the Party responsible for making payment shall remit any amounts due to the other Party the amount of the underpayment or overpayment discovered unpaid under this Section 5.5 within [***] days of receiving notice thereof from the other Party.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 New Inventions. As between the Parties, Codiak shall own all rights, title and interest in or to any new discoveries, improvements, or inventions conceived, discovered, developed or otherwise made by or on behalf of Codiak, its Affiliates or its Sublicensees after the Effective Date and in connection with the Exploitation of Licensed Products, whether or not patented or patentable, and any and all patents and other intellectual property rights with respect thereof.

6.2 Responsibility for Licensed Patents.

(a) For purposes of this Section 6.2, Kayla shall be the “Prosecuting Party” during the period commencing on the Effective Date and ending on Codiak’s payment of the [***] milestone described in Table 5.2(a) above. After such period, for those Licensed Patents that (i) are the sole patents owned or controlled by Codiak that Claim the composition of matter of a Licensed Product in development by Codiak and (ii) rights under which have not been licensed by Kayla to a Third Party for the development and commercialization of products containing a Claimed STING Compound, Codiak shall be the “Prosecuting Party” for the remainder of the Term. Promptly after the Effective Date, Kayla shall provide complete copies of the prosecution histories of all of the Licensed Patents to Codiak or its designee.

(b) Prosecuting Party shall use Commercially Reasonable Efforts to Prosecute and Maintain all Licensed Patents, at Prosecuting Party’s sole expense and by counsel selected by Prosecuting Party and reasonably acceptable to the other Party. Prosecuting Party shall consult with the other Party as to the Prosecution and Maintenance of the Licensed Patents reasonably prior to any deadline or action with any patent office, and shall furnish to the other Party copies of all relevant drafts and documents reasonably in advance of such consultation. Prosecuting Party shall consider in good faith any comments from the other Party in Prosecuting Party’s Prosecution and Maintenance of the Licensed Patents. In the event that, and solely to the extent consistent with the use of Commercially Reasonable Efforts, Prosecuting Party desires to abandon or cease Prosecution and Maintenance of any Licensed Patent, Prosecuting Party shall provide reasonable prior written notice to the other Party of such intention to abandon promptly after Prosecuting Party makes such determination (which notice shall, in any event, be given no later than [***] days prior to the next deadline for any action that must be taken with respect to such Licensed Patent in the relevant patent office). In such case, the other Party shall have the right, but not the obligation, exercisable upon written notice to Prosecuting Party delivered no later than [***] days after receipt of notice from Prosecuting Party, to assume responsibility for Prosecution and Maintenance of such Licensed Patent, at its sole cost and expense and by counsel selected by such other Party and reasonably acceptable to Prosecuting Party. For purposes of this Section 6.2, any determination as to whether Commercially Reasonable Efforts would permit Prosecuting Party to abandon prosecution and maintenance of a Licensed Patent shall be made without consideration of any other patents that are controlled by Prosecuting Party and that may claim a Licensed Product hereunder.

6.3 Patent Extensions and Orange Book Listings. If elections with respect to obtaining patent term extensions (including any available pediatric extensions) or supplemental protection certificates or their equivalents in any country with respect to the Licensed Patents are available, Codiak, after consulting with Kayla, shall have the sole and exclusive right to make any such reasonable elections based on Licensed Products. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or orphan exclusivity periods, and all equivalents in any country), Codiak shall have the sole and exclusive right to seek and maintain all such data exclusivity periods available for the Licensed Products. With respect to all of the rights and activities identified in this Section 6.3, Kayla hereby appoints Codiak as its agent for such purposes with the authority to act on Kayla’s behalf with respect to such Licensed Patents in a manner consistent with this Agreement.

ARTICLE 7

INFRINGEMENT

7.1 Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement, misappropriation or other violation of the Licensed Patents by a Third Party and of any available evidence thereof.

7.2 Right to Prosecute Infringements.

(a) For purposes of this Section 7.2, Kayla shall be the “Lead Party” during the period commencing on the Effective Date and ending on Codiak’s payment of the [***] milestone described in Table 5.2(a) above. After such period, for those Licensed Patents that (i) are the sole patents owned or controlled by Codiak that Claim the composition of matter of a Licensed Product in development by Codiak or (ii) rights under which have not been licensed by Kayla to a Third Party for the development and commercialization of products containing a Claimed STING Compound, Codiak shall be the “Lead Party” for the remainder of the Term.

(b) First Right to Prosecute. The Lead Party shall have the first and exclusive right, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement, misappropriation or other violation of the Licensed Patents, subject to Sections 7.4 and 7.5. The total cost of any such infringement action commenced or defended solely by the Lead Party shall be borne by the Lead Party. The Lead Party shall keep the other Party reasonably informed of all developments in the prosecution or settlement of such action, including by providing copies of documents received or filed in connection with any such action promptly upon receipt, or reasonably in advance of their filing, to the extent controlled by the Lead Party, for the other Party to review and comment thereon, which information and documents shall be subject to Article 10. The Lead Party shall consult with, and consider in good faith the requests and suggestions of the other Party with respect to such prosecution, provided that the Lead Party shall retain final decision-making authority with respect to any such prosecution. The Lead Party shall have the right, in its sole discretion, to delegate its rights under this Section 7.2 (b), in whole or in part, to Third Party provided that such Third Party shall comply with the terms of this Section 7.2 (b) and that the Lead Party shall remain primarily liable for any acts or omissions of such Third Party.

(c) Back-up Right to Prosecute. If [***] days after having been notified of any alleged infringement that is material and competitive in the marketplace, the Lead Party is unsuccessful in persuading the alleged infringer to desist and shall not have brought or shall not be diligently prosecuting an infringement action, then the other Party shall have the right, but shall not be obligated, under its own control and at its own expense, to prosecute any infringement of the Licensed Patents; provided that such other Party shall first consult with the Lead Party concerning the reasons the Lead Party elected not to bring such action and shall consider those reasons in good faith in deciding whether to bring such action. The Lead Party shall have the right to participate and be represented in any such action by its own counsel at its own expense. The other Party shall keep the Lead Party reasonably informed of all developments in the prosecution or settlement of such action, including by providing copies of documents received or filed in connection with any such action promptly upon receipt, or reasonably in advance of their filing, to the extent controlled by the other Party, for the Lead Party to review and comment thereon, which information and documents shall be subject to Article 10. The other Party shall consult with, and consider in good faith the requests and suggestions of the Lead Party with respect to such prosecution, provided that the other Party shall retain final decision-making authority with respect to any such prosecution. The other Party shall have the right, in its sole discretion, to delegate its rights under this Section 7.2 (c), in whole or in part, to Third Party provided that such Third Party shall comply with the terms of this Section 7.2 (c) and that the other Party shall remain primarily liable for any acts or omissions of such Third Party.

(d) No settlement of any such action which restricts the scope, or adversely affects the enforceability, of a Licensed Patent may be entered into by a Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

7.3 Declaratory Judgment Actions. If a declaratory judgment action is brought naming Kayla or Codiak or any of its Affiliates or Sublicensees as a defendant and alleging invalidity, unenforceability or non-infringement of any Licensed Patents, Codiak or Kayla, as the case may be, shall promptly notify the other Party in writing and Codiak may elect, upon written notice to Kayla within [***] days after receiving or giving notice of the commencement of such action, to take over the sole control of such action at its own expense. If Codiak does not defend any such action, then Kayla shall have the right, but shall not be obligated, to defend such action at Kayla’s expense.

7.4 Recovery. In the event that either Party exercises the rights conferred in this Article 7 and recovers any damages or other sums in such action, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorneys’ fees). If such recovery is insufficient to cover all such costs and expenses of both Parties, the Lead Party’s costs shall be paid in full first before any of the other Party’s costs. If after both Parties’ costs have been reimbursed in full any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Lead Party; provided, however, that (a) if Codiak is the Lead Party, Kayla shall receive out of any such remaining recovery received by Codiak an amount equal [***] of such sums, (b) if Kayla is the Lead Party, and the infringement relates to the practice of a Licensed IP with an Exosome, Kayla shall retain out of any such remaining recovery an amount equal to [***] and pay [***] of it to Codiak, (c) if Kayla is the Lead Party, and the infringement does not relates to the practice of a Licensed IP with an Exosome, the remaining recovery received by Kayla retained by Kayla.

7.5 Cooperation. Each Party agrees to cooperate in any action under this Article 7 which is controlled by the other Party, including joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action; provided that the controlling Party reimburses the cooperating Party promptly for any reasonable costs and expenses incurred by the cooperating Party in connection with providing such assistance.

7.6 Patent Certifications. Kayla shall notify and provide Codiak with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Licensed Patent pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to Codiak within [***] business days after Kayla receives such certification.

ARTICLE 8

INDEMNIFICATION AND INSURANCE

8.1 Indemnification By Codiak. Codiak shall indemnify Kayla, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Kayla Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all liability suits, investigations, claims or demands by Third Parties (collectively, “Third Party Claims”) arising out of (a) the research, development, manufacture, storage, use, marketing or sale of any Licensed Compound or Licensed Products by or on behalf of Codiak or any of its Affiliates or Sublicensees their respective representatives on or after the Effective Date, including any product liability claim arising therefrom; (b) a Codiak Indemnitee’s negligence or willful misconduct; or (c) Codiak’s breach of any obligation, representation, warranty or covenant in this Agreement, except to the extent that such Losses arise out of or result from a breach of this Agreement by Kayla or a Kayla Indemnitee’s negligence or willful misconduct.

8.2 Indemnification by Kayla. Kayla shall indemnify Codiak, its Affiliates and Sublicensees, and their respective directors, officers, employees and agents (collectively, the “Codiak Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of (a) a Kayla Indemnitee’s negligence or willful misconduct; or (b) Kayla’s material breach of any obligation, representation, warranty or covenant in Section 3.3 or Article 9 of this Agreement, except to the extent that such Losses arise out of or result from a breach of this Agreement by Codiak or a Codiak Indemnitee’s negligence or willful misconduct.

8.3 Indemnification Procedure. To be eligible to be indemnified as described in this Article 8, each of the indemnitees seeking to be indemnified shall provide the indemnifying Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 8.1 or 8.2, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of the indemnitee(s)). Each indemnitee shall have the right to retain its own counsel, at its own expense, if representation by the counsel of the indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnitee(s) and the indemnifying Party.

Neither the indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other (not to be unreasonably withheld or delayed); provided however, that the indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the indemnitee(s) and is not materially prejudicial to any indemnitee’s rights.

8.4 Insurance. Each Party shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Representations and Warranties of the Parties. Each of Codiak and Kayla hereby represents and warrants that, as of the Effective Date:

(a) Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement, including the right to grant the rights granted hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not and shall not result in a breach of any other contract to which it is a party. It is aware of no action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.

9.2 Further Representations by Kayla. Kayla hereby further represents, warrants and covenants (as applicable) as of the Effective Date, as follows:

(a) Licensed Patents. Kayla owns all right, title and interest in and to [***] and [***], and such patents (including any patent applications claiming priority thereto and any foreign equivalents thereto) are the only patent applications or patents Controlled by Kayla as of the Effective Date that claim or cover the Disclosed STING Compounds, except [***] and foreign equivalents thereto that relate [***].

(b) Licensed IP. (i) Kayla is the sole and exclusive owner of the entire rights, title and interest in and to all Licensed Patents and other intellectual property rights within the Licensed IP within the Field free of any encumbrance such as a lien, pledge or claim of ownership by any Third Party, (ii) Kayla or its Affiliates have timely paid all filing and renewal fees due by Kayla with respect to the Licensed Patents, and (iii) Kayla has complied with all applicable laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensed Patents.

(c) Sufficient Rights. Kayla represents that it has the full and legal rights and authority to license the Licensed IP to Codiak.

(d) No Claims. No Third Party has any license, option or other rights or interest in or to the Licensed IP conflicting with the rights granted to Codiak under this Agreement. Kayla has not received, nor is aware of any claims or allegations (including threatened interference actions or oppositions) that a Third Party has any right or interest in or to the Licensed IP or that any of the Licensed Patents are invalid or unenforceable.

(e) Assignments. Kayla has secured from all employees, consultants, contractors and other persons who have contributed to the creation or invention of any of the Licensed IP a written agreement assigning to Kayla all rights to such creations, inventions or Licensed IP.

(f) Third Party Intellectual Property. To Kayla’s knowledge as of the Effective Date, no issued patent rights of any Third Party would be infringed or misappropriated by the sale of [***].

(g) Inventors. Kayla has obtained from all inventors of Licensed Patents owned by Kayla valid and enforceable agreements assigning to Kayla each such inventor’s entire right, title and interest in and to all such Licensed Patents.

(h) Debarment, In the course of the development or manufacture of any Licensed Compound or Licensed Product, Kayla has not used any employee, agent or, to its knowledge, any consultant or contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. If, at any time after the Effective Date, Kayla becomes aware that it or any employee, agent, consultant or contractor who participated in the development or manufacture of any Licensed Compound or Licensed Product has been debarred or is the subject of debarment proceedings by a Regulatory Authority it shall provide written notice of this to Codiak immediately.

(i) Investment Representations.

(i) Kayla confirms that the shares to be acquired by Kayla will be acquired for investment for Kayla’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Kayla has no present intention of selling, granting any participation in, or otherwise distributing the same.

(ii) Kayla understands that the shares to be issued by Codiak hereunder are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Kayla must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(iii) Kayla understands that the certificate representing the shares issued by Codiak will have a legend on them as follows:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(j) Further Assurances. Kayla shall perform all acts reasonably requested by Codiak to assure that the Licensed IP shall be licensed to Codiak to the extent provided for herein.

9.3 Further Representations by Codiak. Codiak hereby further represents, warrants and covenants (as applicable) as of the Effective Date, as follows:

(a) Licensed Patents. The patents listed as Schedule 9.3(a) [***] (the “Exosome Patents”). Codiak Controls the Exosome Patents.

(b) No Claims. Codiak has not received any written claims or allegations (including threatened interference actions or oppositions) that a Third Party has any right or interest in or to the Exosome Patents or that any of the Exosome Patents are invalid or unenforceable.

(c) Shares.

(i) All corporate action required to be taken by Codiak in order to issue the shares in accordance with Article 5 has been taken.

(ii) The shares, when issued in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

(iii) Assuming the accuracy of the representations of Kayla in Section 9.2 of this Agreement, the shares will be issued in compliance with all applicable federal and state securities laws.

(iv) The shares granted to benefit of Kayla pursuant to Section 5.1 shall be equal to [***] of the outstanding shares of Codiak immediately following the Effective Date, on an as-converted basis.

(v) Assuming the accuracy of the representations made by Kayla in Section 9.2 herein, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Codiak in connection with issuing the shares hereunder.

(d) Debarment. Codiak will not use any employee, agent or, to its knowledge, any consultant or contractor who has been debarred by any Regulatory Authority, or, is the subject of debarment proceedings by a Regulatory Authority. If, at any time Codiak becomes aware that it or any employee, agent, consultant or contractor who participated in the development or manufacture of any Licensed Compound or Licensed Product has been debarred or is the subject of debarment proceedings by a Regulatory Authority it shall provide written notice of this to Kayla immediately.

(e) Compliance with Laws. Codiak will comply with all applicable laws in its performance of activities contemplated under this Agreement.

9.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES CONCERNING LICENSED IP OR ANY OTHER MATTER WHATSOEVER, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND EACH PARTY DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES.

9.5 Limitation of Liability. EXCEPT WITH RESPECT TO A CLAIM FOR INDEMNIFICATION PURSUANT TO ARTICLE 8 OR A CLAIM FOR FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER.

9.6 Kayla Limitation of Liability. Notwithstanding any other provision in this Agreement, but without limiting Codiak’s right of set-off under Section 11.6, Kayla’s liability to Codiak, its Affiliates and Sublicensees under this Agreement for claims other than those caused by the fraud or intentional misconduct of Kayla or any of its Affiliates, and including liability arising out of Section 8.2, shall not exceed (i) the cash amounts actually received by Kayla from Codiak hereunder plus (ii) the cash received by Kayla for the sale of any Common Stock received in accordance with Article 5 plus (iii) any Common Stock that Kayla received in accordance with Article 5 and has not sold pursuant to subclause (ii).

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. During the Term and subject to the terms and conditions of this Agreement, a Party (a “Disclosing Party”) may communicate to another Party (a “Receiving Party”) information in connection with this Agreement or the performance of its obligations hereunder, whether in oral, written, graphic, or electronic form, which information may include scientific and manufacturing information and plans, marketing and business plans, trade secret and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business (collectively, “Confidential Information”).

10.2 Exclusions. Notwithstanding the foregoing, information of a Disclosing Party shall not be deemed Confidential Information with respect to a Receiving Party for purposes of this Agreement if such information:

(i) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure by the Disclosing Party;

(ii) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(iii) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to the Receiving Party through no fault of or breach of its obligations under this Article 10 by the Receiving Party;

(iv) was disclosed to the Receiving Party other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(v) was independently discovered or developed by the Receiving Party or any of its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information of the Disclosing Party.

10.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, during the Term and for [***] years thereafter, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose to any Third Party and shall not use for any purpose except for the purposes of performing its obligations or exercising its rights (including in the case of Codiak, the exercise of the license granted under Section 2.1) under this Agreement any Confidential Information of the Disclosing Party; provided, however, that the obligation to keep a Party’s trade secrets confidential shall survive for such time as such information remains a protected trade secret under applicable laws. Further, neither Kayla nor its Affiliates shall disclose to Third Parties any Confidential Information solely related to any Disclosed STING Compound, including a method of making or using the same, to any Third Party without the prior written consent of Codiak, provided that Kayla shall not be restricted from disclosing any Confidential Information related to any Claimed STING Compound, including a method of making or using the same, to any Third Party.

10.4 Authorized Disclosure.

(a) Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary to:

(i) prosecute or defend litigation with respect to this Agreement; or

(ii) comply with applicable laws, governmental regulations or court orders.

(b) Additionally, Codiak may use and disclose Confidential Information of Kayla to the extent such use or disclosure:

(i) is reasonably necessary for the prosecution or enforcement of patent rights relating to Licensed Products or for regulatory filings for Licensed Products;

(ii) is pursuant to Codiak’s exercise of its license pursuant to Section 3.1;

(iii) is to Codiak’s officers, directors, employees, consultants, contractors, Affiliates, licensees, or Sublicensees who are bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10; or

(iv) is to existing or potential acquirers or merger candidates, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, its existing or potential licensees or sublicensees (to the extent needed to prove the absence of conflict with this Agreement), each of whom prior to disclosure is bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10 (but may be of shorter duration).

(c) In the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.4(a) it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information.

10.5 Terms of Agreement. The Parties agree that the terms of this Agreement are the Confidential Information of each Party, subject to the special authorized disclosure provisions set forth in Section 10.4 and this Section 10.5. Notwithstanding the foregoing, a Party may make any filings of this Agreement or otherwise disclose the terms of this Agreement as required by law or regulation in any country so long as it uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment.

10.6 Return of Confidential Information. Upon termination or expiration of this Agreement, or earlier if so agreed in writing by the Parties, the Receiving Party shall either return all copies of the Confidential Information it may have received or be deemed to have received from the other Party, or destroy in a secure manner all such copies of the Confidential Information if so instructed by the other Party except for one (1) copy which may be retained for the purpose of establishing that Party’s compliance with its obligations under this Agreement.

10.7 Use of Name. Neither Party may make public use of the other Party’s name except (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, (b) as required by applicable law, and (c) otherwise as agreed in writing by such other Party.

ARTICLE 11

TERMINATION

11.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 11, shall remain in effect on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term for such Licensed Product (the “Term”). Upon expiration of this Agreement (but not early termination), the license grant contained in Section 3.1 shall become non exclusive, fully paid-up, royalty-free, perpetual and irrevocable for such Licensed Product in such country.

11.2 Voluntary Termination by Codiak, Codiak shall have the right to terminate this Agreement, on a Licensed Compound-by-Licensed Compound basis, and on a Region-by-Region basis, for any reason, upon at least thirty (30) days prior written notice to Kayla, such notice to state the date at least thirty (30) days in the future upon which termination is to be effective. For purposes of this Section only, each of the following shall constitute a Region: [***]. If this Agreement is terminated by Codiak in one or more Regions, Kayla’s restrictions set forth in Section 3.3 will terminate on a global basis, but the remaining provisions hereof shall remain in full force and effect, including the licenses granted pursuant to 3.1 with respect to the remaining Regions of the Territory. Any terminated Licensed Compound shall be deemed a Claimed STING Compound and no longer a Described STING Compound, as applicable.

11.3 Termination for Material Breach.

(a) Any material failure by a Party (the “Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure, a “Material Breach”) shall entitle the other Party (the “Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the Breaching Party to cure such Material Breach.

(b) If such Material Breach is not cured within sixty (60) days after the receipt of notice pursuant to Section 11.3(a) above, the Non-Breaching Party shall be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement; provided that if a Material Breach (other than for non-payment) cannot reasonably be cured within such sixty (60)-day period and the Breaching Party delivers a plan to cure such Material Breach (reasonably acceptable to the Non-Breaching Party) within such sixty (60)-day period and uses Commercially Reasonable Efforts to implement such plan in accordance with the timelines therein, then the cure period shall be extended for [***] days following the notice of breach; further provided, however, that if the Breaching Party disputes whether such Material Breach has occurred and notifies the Non-Breaching Party thereof within [***] days after receipt of the Non-Breaching Party’s notice of Material Breach, the matter shall be submitted for resolution in accordance with Article 12.

11.4 Effect of Expiration or Termination.

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1, Sections 9.5 and 9.6, Article 10, Article 12 and Article 13, and Section 3.1(a) to the extent in accordance with Section 11.1 (the last sentence), and this Section 11.4.

(b) Survival of Certain Sublicenses. Upon termination of this Agreement by Kayla pursuant to Section 11.3, upon Codiak’s request, Kayla shall enter into a direct sublicense with Sublicensees on the same terms and conditions as those set forth in this Agreement, to the extent applicable to the rights granted by Codiak to such Sublicensee (including the same field of use, territory) and to the extent that the Sublicensee is in good standing with respect to the sublicense agreement and such Sublicensee was not the cause of the termination of this Agreement. Kayla shall make the Licensed IP available to such Sublicensee on the economic terms set forth herein,

(c) Option to License Products. If, within [***] days of the effective date of termination, Kayla notifies Codiak in writing that it wishes to license all intellectual property, Technical Information and Regulatory Documentation Controlled by Codiak to Exploit the terminated Licensed Products (“Codiak IP”), then the Parties shall enter into good faith negotiations towards a license of the Codiak IP for such purposes. Such negotiations shall continue for a period of up to [***] days. If the Parties are unable to reach agreement on the terms for such a license during such [***] day period, then Codiak shall be permitted to grant a license or similar rights under the Codiak IP to a third party for such purposes and on such terms as Codiak may determine; provided that for any deals entered into during the one year period following the conclusion of the [***] negotiation period, the terms shall be no less favorable on the whole than the terms last offered by Kayla to Codiak.

(d) Inventory, Upon the early termination of this Agreement, Codiak and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Codiak pays Kayla the applicable running royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (ii) Codiak and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within [***] months after the effective date of termination,

(e) Accrued Obligations. Expiration or termination of this Agreement for any reason shall not relieve either Party of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration.

11.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Kayla are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Codiak shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Kayla under the U.S. Bankruptcy Code, Codiak shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to Codiak and all embodiments of such intellectual property, which, if not already in Codiak’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Codiak’s written request therefor, unless Kayla elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Kayla upon written request therefor by Codiak.

11.6 Set-Off Rights. If Codiak has the right to terminate this Agreement under Section 11.3 because of an uncured Material Breach by Kayla, but Codiak does not desire to terminate this Agreement, then Codiak shall be permitted to offset from time-to-time from the amounts owed by Codiak to Kayla hereunder, an amount equal to the undisputed damages suffered by Codiak from such Material Breach.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article 12, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article 12, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

12.2 Dispute Resolution Procedures.

(a) The Parties shall negotiate in good faith and use reasonable efforts to amicably settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof, except for any Excluded Claims. Either Party shall have the right to refer any such dispute to the Chief Executive Officer of Kayla and the Chief Executive Officer of Codiak (or their respective designees) who shall attempt in good faith to resolve such dispute over a period of [***] days.

(b) In the event arises (each, a “Dispute”), and the Executive Officers cannot resolve such Dispute pursuant to Section 12.2, then either Party may submit such Dispute to arbitration for final resolution by arbitration request (the “Arbitration Request”) under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by one or three arbitrators appointed in accordance with the said Rules (“Arbitration”). Any Arbitration may be initiated by either Party in accordance with the Rules. The place of Arbitration shall be London, UK.

(c) Prompt resolution of any dispute is important to both Parties; and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

(d) Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either Party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that Party’s rights hereunder.

(e) Notwithstanding the foregoing, any disputes arising hereunder with respect to the inventorship, validity, enforceability or other aspect of intellectual property rights shall be resolved by a court of competent jurisdiction and not by arbitration (each such dispute, an “Excluded Claim”).

(f) Except as set forth below and as necessary to obtain or enforce a judgment upon any arbitration award, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to Persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, actual or potential collaborators or corporate partners, actual or potential acquirors, and others who may be directly affected provided that such Persons are bound to keep such information confidential. Additionally, if a Party has stock which is publicly traded, the Party may make such disclosures as are required by applicable securities laws, but shall use commercially reasonably efforts to seek confidential treatment for such disclosure.

12.3 Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

12.4 Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 12.3 are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.

ARTICLE 13

MISCELLANEOUS

13.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the Parties:

If to Kayla:

Kayla S.A.S.

77, avenue de Toulouse

31240 L’Union

France

Attention: Chief Executive Officer

With a copy to:

McDermott Will & Emery

23 rue de 1’Université

75007 Paris

France

[***]

If to Codiak:

Codiak Biosciences Inc.

500 Technology Square, 9th Floor

Cambridge, MA 02139

Attention: Chief Business Officer

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

[***]

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 13.1.

13.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the England and Wales, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

13.3 Assignment. Without the prior written consent of the other Party hereto (which may be granted at the other Party’s discretion), neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder, on notice to but without the consent of the other Party (a) to any Affiliate of such Party; or (b) to any Third Party in connection with a change of control, merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets to which this Agreement relates, or other similar transaction or series of transactions. Any purported assignment or transfer in violation of this Section 13.3 shall be void ab initio and of no force or effect.

13.4 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.5 Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party shall promptly give written notice to the other Party and provided further that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. In case such force majeure event exceeds one year, the Party not affected by the force majeure may terminate this Agreement.

13.6 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

13.7 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within [***] days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 12. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the Parties.

13.8 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein. Except under Sections 8.1 and 8.2, there are no express or implied third party beneficiaries hereunder.

13.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

13.10 Counterparts: Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

13.11 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

13.12 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this

Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor.

13.13 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter, except for the Confidentiality Agreement on the terms and conditions set forth in Article 10.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

KAYLA THERAPEUTICS S.A.S.	CODIAK BIOSCIENCES, INC.

By: /s/ Michele Tiraby	By: /s/ Linda C. Bain
Name: Michele Tiraby	Name: Linda C. Bain
Title: President	Title: Chief Executive Officer

Exhibit A

Disclosed STING Compounds

[***]

EXHIBIT B

LICENSED KNOW-HOW

[***]

EXHIBIT C

QUANTITIES OF [***] AND OTHER MATERIALS TO BE TRANSFERRED

[***]

EXHIBIT D

ESTIMATED DEVELOPMENT PLAN AND TIMELINES (BASED ON COMMERCIALLY

REASONABLE EFFORTS)

[***]

Exhibit 5.3

Sublicensee Payments

Example Calculations

This exhibit provides examples for determining, in the event that Codiak sublicenses the Licensed IP, whether Kayla will receive the Development Milestones described in Section 5.2 or a portion of the Sublicensee Payments as described in Section 5.3.

For the purpose of this exhibit, two examples of sublicense terms are provided. Both examples have the same total Development Milestone Payments. In the first example, the sublicense development milestone events are the same as the Development Milestone Events in this Agreement. In the second example, the sublicense development milestone events in some cases precede the Development Milestone Events in (his Agreement, and in other cases, follow the Development Milestone Events.

In the examples shown, the timing of the sublicense is assumed to be prior to the first dosing of the [***], such that Kayla would receive the [***] of the [***] (Section 5.3(a)), i.e. [***].

Methodology for Determination of Payments to Kayla

Development Milestones and sublicensee development milestones will be grouped according to the clinical trial or regulatory events with which they are associated. The groups of events are as follows:

•	IND filing and Ph 1/2 patient dosing

•	Pivotal Trial

•	FDA, EMA, PMDA filing and approval

If the sublicensee development milestone events are the same as the Development Milestone events, than Kayla will be paid the [***]of the [***] or the [***].

For a given event group, If the sublicense milestone event occurs prior to the Development Milestone associated with that event group, then the allocated portion of the sublicense milestone will be paid and will be credited towards the payment that will be made when the associated Development Milestone occurs. If the allocated portion of the sublicense milestone is less than the associated Development Milestone, the balance of the Development Milestone will be paid when it occurs. If the allocated portion of the sublicense milestone which has been paid exceeds the associated Development Milestone, then the allocated portion of the Sublicensee Payment will have been paid in lieu of the associated Development Milestone.

For a given event group, if the associated Development Milestone precedes the sublicense milestone associated with that event group, the Development Milestone is paid when earned. If the Development Milestone is greater than the allocated portion of the associated sublicense milestone, no payment is made from the sublicense milestone. If the Development Milestone is less than the allocated sublicense milestone associated with the activity, then the difference between the allocated sublicense milestone and the Development Milestone will be paid.

Example 1: Sublicense Events are the Same as Development Milestone Events in this Agreement

[***]

Note; In above example, in each instance Kayla receives [***]of the [***] or the [***].

Example 2: Sublicense Events are Different from Development Milestone Events in this Agreement

[***]

Exhibit 9.3(a)

1. [***]

2. [***]

3. [***]

The above-referenced patent applications are rolling provisional applications and together will convert to one or more nonprovisional patent application no later than [***].